EXHIBIT 99.1

Media Contacts:
Ruth Pachman
Andrea Calise
Kekst and Company
(212) 521-4891 / (212) 521-4845

Analysts International Corporation Announces Results of Annual
 Shareholders Meeting

MINNEAPOLIS — May 29, 2008 — Analysts International Corporation (AIC) (NASDAQ: ANLY), a diversified IT services company, today announced the outcome of the Company’s shareholder meeting held on May 28, 2008.

The Company’s shareholders elected the following persons to serve as members of the Board of Directors in 2008:  Elmer N. Baldwin, Brigid A. Bonner, Andrew K. Borgstrom, Willard W. Brittain, Krzysztof K. Burhardt, Joseph T. Dunsmore, Michael B. Esstman, Galen G. Johnson and Douglas C. Neve.

AIC shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

About Analysts International Corporation
Headquartered in Minneapolis, MN, Analysts International Corporation (AIC) (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, AIC provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

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